Exhibit 10.1

Jerry W Amos
Attorney at Law
2605 Jenkins Point Road
Seabrook Island, South Carolina 29455

January 5, 2005

Mr. Kim Cocklin
Senior Vice President & General Counsel
Piedmont Natural Gas Company, Inc.
1915 Rexford Road
Charlotte, NC 28211

Dear Kim:

As you know, I retired from my law firm effective December 31, 2004. It is my understanding that you would like for me to continue to provide certain legal and other services to Piedmont on a limited basis. This letter sets forth my understanding of the terms upon which I would perform these services.

I will provide legal and business consulting services to Piedmont beginning upon your acceptance of the terms and conditions set forth in this letter. I will be paid a retainer of $10,417 a month, beginning with the month of January 2005. Should the value of and time expended by me on a cumulative basis exceed the amount of the retainer on a cumulative basis at any time, I will be compensated at the same hourly rates paid for such services prior to my retirement from my law firm. I will be reimbursed for travel, communications and other out-of-pocket expenses incurred in connection with my performance of these services. These arrangements will become effective upon your acceptance and may be terminated by the Company or by me at any time upon 30 days notice. All services rendered by me will be rendered as an independent contractor, and the rendering of these services will not cause me to be an employee of Piedmont for any purpose.

If the above accurately sets forth your understanding of our arrangement, please execute the enclosed copy of this letter and return it to me.

Sincerely,
s/ Jerry W. Amos

Jerry W. Amos

The arrangements set forth above are acceptable to Piedmont Natural Gas Company.

s/ Kim Cocklin
Kim Cocklin

Effective Date: January 3, 2005